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               Office of the Secretary/Corporation Division
                         ARTICLES OF INCORPORATION


We, the undersigned incorporators, hereby associate ourselves together to form and establish a corporation FOR profit under the laws of the State of Kansas.

Article One:  Name of the corporation

       Five Star Resources Inc.

Article Two: Address of registered office in Kansas

       106 South Parkdale, Wichita, Kansas   67209   County - Sedgwick

       Name of resident agent at above address: Arthur Sykes, Jr.

Article Three:   Nature of corporation business or purposes to be conducted or promoted is

       To engage in any lawful act or activity for which corporations may be organized under the Kansas General Corporation Code.

Article Four: Total number of shares that this corporation shall be authorized to issue

       500,000,000 shares of common stock without nominal or par value

       If applicable, state any designations, powers, preferences, rights, qualifications, limitations or restrictions applicable to any class of stock or any special grant of authority to be given to the board of directors

       These shares shall be non-assessable and the private property of the stockholders shall not be subject to payment of corporate debt.

Article Five:   Name and mailing address of each incorporator is

       Arthur Sykes, Jr., 106 S. Parkdale, Wichita, KS   67209
       Jereta R. Sykes, 106 S. Parkdale, Wichita, KS   67209
       Kent A. Sykes, 106 S. Parkdale, Wichita, KS   67209

Article Six:   Name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a
successor     is elected and qualified is

       Arthur Sykes, Jr., 106 S. Parkdale, Wichita, KS   67209
       Jereta R. Sykes, 106 S. Parkdale, Wichita, KS   67209

Article Seven:   Is this corporation to exist perpetually?

       Yes  [X]   No  [ ]

In testimony whereof, we have hereunto subscribed our names this 21st day of October, A.D. 1998.
                                        /s/ ARTHUR SYKES, JR.
                                     Arthur Sykes, Jr.

                                        /s/ JERETA R. SYKES
                                     Jereta R. Sykes

                                        /s/ KENT A. SYKES
                                     Kent A. Sykes

State of Kansas
County of Sedgwick

Before me, a notary public in and for said county and state, personally appeared Arthur Sykes, Jr., Jereta R. Sykes, and Kent A. Sykes who are known to me to be the same persons who executed the foregoing Articles of Incorporation and duly acknowledged the execution of the same. In witness whereof, I have hereunto subscribed my name and affixed my official seal, this 21st day of October, A.D. 1998.

                                        /s/ MICHAEL NELSON
                                     Michael Nelson, Notary Public State
                                     of Kansas.  My appointment or
                                     commission expires March 10, 2002.